Exhibit 23(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in the Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 11, 1999 (with respect to Note 8, March 24, 1999 and with respect to last paragraph of Note 16, June 24, 1999), on our audits of the consolidated financial statements and schedules of NCT Group, Inc. (formerly Noise Cancellation Technologies, Inc.) as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, and to the reference to the firm under the caption "Interests of Named Experts and Counsel" included in the Prospectus.


/s/ RICHARD A. EISNER & COMPANY, LLP

New York, New York
October 27, 1999